As filed with the Securities and Exchange Commission on March 12, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pacific Drilling S.A.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8-10 Avenue de la Gare

L-1610 Luxembourg

+352 27 85 81 35

(Address and telephone number of Registrant’s principal executive offices)

Lisa Manget Buchanan

Senior Vice President, General Counsel and Secretary

11700 Katy Freeway, Suite 175

Houston, Texas 77079

(832) 255-0519

(Name, address, and telephone number of agent for service)

Copies to:

Dionne M. Rousseau, Esq.

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170

(504) 582-8191

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, par value $0.01 per share	9,397	$15.13	$142,176.61	$17.23

(1)

The Registrant is registering for resale a total of 9,397 common shares. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), and as further described below under “Explanatory Note,” this registration statement also relates to, and this amount does not include, 54,762,877 common shares, all previously registered by the Company pursuant to a prior registration statement on Form F-1 (File No. 333-228867). Pursuant to Rule 416 under the Securities Act, the Registrant is registering such additional indeterminate number of common shares as may become issuable as a result of share splits, share dividends or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(c) of the Securities Act, based on the average of the high ($15.50) and low ($14.76) prices of the Company’s common shares on the New York Stock Exchange as reported on March 8, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to the provisions of Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to the Company’s registration statement on Form F-1 (File No. 333-228867). Upon effectiveness, this registration statement will also act as a post-effective amendment to such earlier registration statement.

EXPLANATORY NOTE

On December 18, 2018, Pacific Drilling S.A. (the “Company”) filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-228867) related to the offer and resale of up to an aggregate of 54,762,877 common shares of the Company held by the selling shareholders named therein (the “prior registration statement”), which was subsequently declared effective by the SEC on December 26, 2018. Pursuant to Rule 429 under the Securities Act, this registration statement, which is a new registration statement, combines the 54,762,877 common shares from the prior registration statement, which remain unsold, with an additional 9,397 common shares, all of which are registered hereby for offer and resale by the selling shareholders named in the prospectus, to enable an aggregate of 54,772,274 common shares to be offered pursuant to the combined prospectus. Pursuant to Rule 429 under the Securities Act, this registration statement also constitutes a post-effective amendment to the prior registration statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 12, 2019

PROSPECTUS

Pacific Drilling S.A.

54,772,274 Common Shares

This prospectus relates to the resale, from time to time, of up to 54,772,274 common shares of Pacific Drilling S.A., being offered by the selling shareholders identified herein. The resale of 54,762,877 of the common shares was previously registered pursuant to our registration on Form F-1 (File No. 333-228867), which we filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 18, 2018, and was declared effective by the SEC on December 26, 2018 (the “prior registration statement”). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the prior registration statement and includes common shares of Pacific Drilling S.A. previously registered by us pursuant to such prior registration statement.

The selling shareholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may sell their shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. See “Plan of Distribution” beginning on page 19 for additional information on the methods of sale that may be used by the selling shareholders.

We are not offering any common shares for sale under this prospectus, and we will not receive any proceeds from the sale of the common shares by the selling shareholders.

We encourage you to read carefully this prospectus and any applicable prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the section entitled “Where You Can Find More Information” for additional information on us and our financial statements.

Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “PACD.” On March 11, 2019, the closing price of our common shares on the NYSE was $15.01 per share.

Investing in our common shares involves risk. You should read carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 7 of this prospectus as well as those contained in any applicable prospectus supplement, and in the other documents that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2019.

i

ABOUT THIS PROSPECTUS

General

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. The selling shareholders may offer and sell, from time to time, an aggregate of up to 54,772,274 common shares under this prospectus. In some cases, we and the selling shareholders will also be required to provide a prospectus supplement containing specific information about the selling shareholders and the terms on which they are offering and selling our common shares. We may also provide a prospectus supplement to add to, update or change the information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, and any documents incorporated by reference, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference, you should rely on the information in the applicable prospectus supplement.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement, including the information incorporated by reference herein.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and comply with any restrictions relating to the offering of the common shares and the distribution of this prospectus outside the United States.

The selling shareholders may only offer to sell, and seek offers to buy, our common shares in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus.

Emergence from Chapter 11 Bankruptcy

The selling shareholders named herein acquired their shares in accordance with the Modified Fourth Amended Joint Plan of Reorganization (the “Plan”) filed by the Company and certain of its subsidiaries (collectively, the “Debtors”) pursuant to Chapter 11 of Title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in connection with the Debtors’ bankruptcy cases, which were jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW). On November 2, 2018, the Bankruptcy Court entered an order confirming the Plan, and on November 19, 2018 (the “Plan Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from bankruptcy. The Debtors do not include the Company’s two subsidiaries involved in the arbitration with Samsung Heavy Industries Co. Ltd. related to the vessel known as the “Pacific Zonda,” namely, Pacific Drilling VIII Limited and Pacific Drilling Services, Inc. (collectively, the “Zonda Debtors”). The Zonda Debtors filed a separate plan of reorganization that was confirmed by order of the Bankruptcy Court on January 30, 2019. Pursuant to the Plan and a Registration Rights Agreement described elsewhere in this prospectus, we are registering for resale the common shares registered pursuant to the registration statement of which this prospectus forms a part, which were acquired by the selling shareholders pursuant to the Plan.

In connection with the Plan, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections are not part of this prospectus and should not be relied upon in connection with any offering of our common shares. The projections were not prepared for the purpose of any offering of our common shares and have not been updated. The projections reflected numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including the risks discussed under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 20-F, or any updates in our reports on Form 6-K, together with all of the information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. Our actual results will vary from those contemplated by the projections and the variations may be material. As a result, you should not rely upon the projections in deciding whether to invest in our common shares.

Certain Terms Used in This Prospectus

Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the “Company,” “Pacific Drilling,” “we,” “our,” “us,” or similar terms refer to Pacific Drilling S.A. and its subsidiaries on a consolidated basis.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the terms below have the following meanings:

•

“2017 Notes” or “2017 Senior Secured Notes” refers to our pre-petition 7.250% Senior Secured Notes due 2017 issued by Pacific Drilling V Limited, which were exchanged for Pacific Drilling S.A. common shares pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings, and are no longer outstanding as of the Plan Effective Date.

•	“2018 Stock Plan” refers to the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan, effective as of November 28, 2018.

•

“2020 Notes” or “2020 Senior Secured Notes” refers to our pre-petition 5.375% Senior Secured Notes due 2020 issued by Pacific Drilling S.A., which were exchanged for Pacific Drilling S.A. common shares pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings and are no longer outstanding as of the Plan Effective Date.

•	“Abrams Parties” collectively refers to Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P., Whitecrest Partners, LP and Great Hollow International, L.P. and permitted transferees.

•	“Ad Hoc Group” collectively refers to members of an ad hoc group of holders of the Term Loan B, 2017 Notes and 2020 Notes.

•	“Articles” or “Articles of Association” refers to our Coordinated Articles of Association on December 20, 2018, as may be amended from time to time thereafter.

•

“Avenue Parties” collectively refers to Avenue Energy Opportunities Fund II, L.P., Avenue PPF Opportunities Fund, L.P., Avenue Energy Opportunities Fund, L.P., Avenue Special Opportunities Fund II, L.P., Avenue Strategic Opportunities Fund, L.P., Avenue-ASRS Europe Opportunities Fund, L.P., Avenue Europe Special Situations Fund III (U.S.), L.P., Avenue Europe Special Situations Fund III (Euro), L.P and Avenue Europe Opportunities Master Fund, L.P. and permitted transferees.

•	“Bankruptcy Code” refers to Title 11 of the United States Code.

•	“Bankruptcy Court” refers to the United States Bankruptcy Court for the Southern District of New York.

•	“Chapter 11” refers to Chapter 11 of the Bankruptcy Code.

•	“Confirmation Order” refers to the written order of the Bankruptcy Court approving the Plan, dated November 2, 2018.

•	“Debtors” refers to Pacific Drilling S.A. and certain of its subsidiaries, which filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

•

“DIP Agreement” refers that certain senior secured superpriority Debtor-in-Possession Term Loan Agreement, dated September 25, 2018, between the Company, as the borrower, the subsidiary guarantors party thereto, various lenders consisting of Credit Suisse Loan Funding LLC and members of the Ad Hoc Group, and Wilmington Trust, National Association, as administrative agent and collateral agent, the debt under which was repaid in full pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings and was extinguished as of the Plan Effective Date.

•	“DIP Financing” refers to the senior secured superpriority term loan facility of up to $85.0 million pursuant to the DIP Agreement as described in “The Reorganization—The Refinancing Transactions.”

•

“Equity Commitment Agreement” refers to that certain Commitment Agreement (Equity), dated September 27, 2018, by and among the Company, certain of its subsidiaries and the other parties named therein, as described under the heading “The Reorganization—The Refinancing Transactions.”

•

“equity rights offering” refers to our $460.0 million equity rights offering pursuant to the Plan providing holders of 2017 Notes, 2020 Notes and Term Loan B (collectively, the “Undersecured Claims”) with subscription rights to purchase up to 58.9% of the common shares of the reorganized Company, which was completed on the Plan Effective Date.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•

“Fidelity Parties” collectively refers to Master Trust Bank Of Japan Ltd. Re: Fidelity Us High Yield, Fidelity Funds SICAV / Fidelity Funds—US High Yield, Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, Fidelity Mt. Vernon Street: Fidelity New Millennium Fund, Fidelity Puritan Trust: Fidelity Puritan Fund, Fidelity American High Yield Fund, Fidelity U.S. All Cap Fund, Fidelity Canadian Balanced Fund, Japan Trustee Services Bank, Ltd. Re: Fidelity Strategic Income Fund (Mother), Fidelity US Multi-Cap Investment Trust, Fidelity Summer Street Trust: Fidelity Global High Income Fund, Fidelity Contrafund: Fidelity Advisors New Insights Fund, Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund, Fidelity Mid-Cap Stock Commingled Pool and Japan Trustee Services Bank, Ltd. Re: Fidelity High Yield Bond Open Mother Fund and permitted transferees.

•	“First Lien Notes” refers to our $750.0 million in aggregate principal amount of 8.375% First Lien Notes due 2023.

•	“Governance Agreement” refers to that certain Governance Agreement, dated as of November 19, 2018, by and among the Company, the Avenue Parties, the SVP Parties and the Other Lenders.

•	“Highbridge Parties” collectively refers to 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. and permitted transferees.

•	“Notes” collectively refers to the First Lien Notes and the Second Lien PIK Notes.

•	“NYSE” refers to the New York Stock Exchange.

•	“Other Lenders” collectively refers to the Abrams Parties, the Fidelity Parties, the Highbridge Parties and the Whitebox Parties.

•

“Pacific Drilling First Lien Escrow Issuer Limited” refers to Pacific Drilling First Lien Escrow Issuer Limited, issuer of the First Lien Notes, a private company limited by shares incorporated in the British Virgin Islands and formerly a wholly-owned subsidiary of the Company, which merged into the Company on the Plan Effective Date.

•

“Pacific Drilling Second Lien Escrow Issuer Limited” refers to Pacific Drilling Second Lien Escrow Issuer Limited, issuer of the Second Lien PIK Notes, a private company limited by shares incorporated in the British Virgin Islands and formerly a wholly-owned subsidiary of the Company, which merged into the Company on the Plan Effective Date.

•

“Pacific Drilling Services, Inc.” refers to Pacific Drilling Services, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, which guaranteed the contract between Pacific Drilling VIII Limited and Samsung Heavy Industries Co. Ltd. for the construction of the Pacific Zonda.

•

“Pacific Drilling VIII Limited” refers to Pacific Drilling VIII Limited, a private company limited by shares incorporated in the British Virgin Islands and an indirect wholly-owned subsidiary of the Company, which entered into a contract with Samsung Heavy Industries Co. Ltd. for the construction of the Pacific Zonda.

•	“Plan” refers to the Modified Fourth Amended Joint Plan of Reorganization of the Debtors confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

•	“Plan Effective Date” refers to November 19, 2018, the date the Debtors emerged from Chapter 11 bankruptcy proceedings in accordance with the Plan.

•

“pro forma” or “Pro Forma Adjustments” refers to and gives effect to the transactions contemplated by the Plan, our emergence from Chapter 11 bankruptcy and fresh start accounting adjustments to the historical condensed consolidated statements of operations for the periods presented, as described under “Unaudited Pro Forma Condensed Consolidated Statement of Operations.”

•

“QP Private Placement” refers to the $40.0 million private placement pursuant to the Plan and pursuant to which Quantum Pacific (Gibraltar) Limited purchased 5.1% of the common shares of the reorganized Company, which was completed on the Plan Effective Date.

•	“Quantum Pacific (Gibraltar) Limited” refers to Quantum Pacific (Gibraltar) Limited, a Gibraltar company and holder of a majority of our outstanding common shares prior to the Plan Effective Date.

•

“Registration Rights Agreement” refers to that certain Registration Rights Agreement, dated as of November 19, 2018, by and among the Company and the Abrams Parties, the Avenue Parties, the Fidelity Parties, the Highbridge Parties, the SVP Parties, the Whitebox Parties and Quantum Pacific (Gibraltar) Limited.

•	“Reverse Stock Split” refers to the 1-for-10,000 reverse stock split of our common shares approved by our shareholders, effective as of the Plan Effective Date.

•

“Revolving Credit Facility” refers to our pre-petition senior secured revolving credit facility, which was repaid in full pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings and was extinguished as of the Plan Effective Date.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Second Lien PIK Notes” refers to our $273.6 million in aggregate principal amount of 11.000% / 12.000% Second Lien PIK Notes due 2024.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•

“Senior Secured Credit Facility” refers to our pre-petition senior secured credit facility, which was repaid in full pursuant to the Plan upon our emergence from Chapter 11 bankruptcy proceedings and was extinguished as of the Plan Effective Date.

•

“SVP Parties” collectively refers to Kings Forest S.à r.l., Yellow Sapphire S.à r.l., Queens Gate S.à r.l. and Rathgar S.à r.l., and permitted transferees, with respect to the Governance Agreement, and collectively refers to Kings Forest S.à r.l., Queens Gate S.à r.l., Rathgar S.à r.l., Ringsend S.à r.l., Yellow Sapphire S.à r.l., Strategic Value Master Fund Ltd., Strategic Value Opportunities Fund, L.P., Strategic Value Special Situations Master Fund III, LP and Strategic Value Special Situation Master Fund IV, LP, and permitted transferees, with respect to the Registration Rights Agreement.

•

“Term Loan B” refers to pre-petition debt outstanding pursuant to our senior secured institutional term loan facility, which was exchanged for Pacific Drilling S.A. common shares pursuant to the Plan upon

v

our emergence from Chapter 11 bankruptcy proceedings and is no longer outstanding as of the Plan Effective Date.

•

“Whitebox Parties” collectively refers to Whitebox Asymmetric Partners, L.P., Whitebox Caja Blanca Fund, LP, Whitebox Relative Value Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, L.P. and Pandora Select Partners, L.P. and permitted transferees.

•	“Zonda Debtors” collectively refers to Pacific Drilling VIII Limited and Pacific Drilling Services, Inc.

PROSPECTUS SUMMARY

This summary highlights information that is described in more detail elsewhere in this prospectus, and is qualified in its entirety by the more detailed information and financial statements that are included or incorporated by reference herein. This summary may not contain all of the information that may be important to you to consider before investing in our common shares. Before making an investment decision, you should review carefully the entire prospectus, including the “Risk Factors” and the more detailed information and financial statements included or incorporated by reference in this prospectus.

Our Company

Overview

We are an international offshore drilling contractor providing offshore drilling services to the oil and gas industry through the use of high-specification floating rigs. Our primary business is to contract our fleet of rigs to drill wells for our clients. We believe we own and operate the only deepwater fleet comprised solely of sixth and seventh generation high-specification drillships, and that our current fleet of seven drillships offers premium technical capabilities to our clients. The term “high-specification,” as used in the floating rig drilling industry to denote a particular segment of the market, can vary and continues to evolve with technological improvements. We generally consider high-specification requirements to include floating rigs delivered in or after 2005 and capable of drilling in water depths of 10,000 feet or more.

Pacific Drilling S.A. was formed as a Luxembourg public limited liability company (société anonyme) under the Luxembourg law of 10 August 1915 on commercial companies, as amended. Our principal executive offices are located at 8-10, Avenue de la Gare, L-1610 Luxembourg and our telephone number is +352 27 85 81 35. Our registered agent in Luxembourg is Centralis S.A., which is located at 8-10, Avenue de la Gare, L-1610 Luxembourg. The operational headquarters of our group are located at 11700 Katy Freeway, Suite 175, Houston, Texas 77079. Our telephone number at this address is (713) 334-6662.

The Reorganization

Background—Emergence from Bankruptcy Proceedings

On November 2, 2018, the Bankruptcy Court issued the Confirmation Order approving the Plan and on November 19, 2018, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 bankruptcy proceedings. The Debtors had filed the Plan with the Bankruptcy Court in connection with their voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, initially filed on November 12, 2017, which were jointly administered under the caption In re Pacific Drilling S.A., et al., Case No. 17-13193 (MEW).

The Zonda Debtors are not Debtors under the Plan and filed a separate plan of reorganization that was confirmed by order of the Bankruptcy Court on January 30, 2019. The Company expects that the Zonda Debtors will emerge from their separate bankruptcy proceedings after the successful resolution of the arbitration related to the vessel known as the Pacific Zonda. If the Company is unsuccessful in the arbitration, the Company expects to liquidate the Zonda Debtors.

Reorganization Transactions Relating to Capital Structure

Pursuant to the Plan, we raised approximately $1.5 billion in new capital, before expenses, consisting of approximately $1.0 billion raised through issuance of our First Lien Notes and Second Lien PIK Notes and $500.0 million raised through issuance of new common shares pursuant to the equity rights offering and the QP

Private Placement. We used the net proceeds to repay all of our pre-petition indebtedness that was not equitized pursuant to the Plan, to repay post-petition indebtedness incurred under our DIP Financing, and to pay certain fees and expenses. We intend to use the remaining balance for general corporate purposes. More specifically, pursuant to the Plan, the following principal transactions and events occurred on the Plan Effective Date relating to the Company’s capital structure:

•

Completion of $500.0 Million Offerings of Common Shares. The Company issued common shares in connection with the completion of the $460.0 million equity rights offering and $40.0 million QP Private Placement.

•

Issuance of Common Shares to Equitize Undersecured Claims and in Payment of Equity Commitment Fee. The Company issued common shares to holders of its Term Loan B, 2017 Notes and 2020 Notes, and such indebtedness was extinguished. The Company also issued common shares to members of the Ad Hoc Group in payment of their fee pursuant to the Equity Commitment Agreement.

•

Assumption of the First Lien Notes and Second Lien PIK Notes; Release of Escrowed Proceeds to the Company. Pacific Drilling First Lien Escrow Issuer Limited and Pacific Drilling Second Lien Escrow Issuer Limited, the issuers of the First Lien Notes and Second Lien PIK Notes, respectively, merged into the Company; the Company assumed all of the obligations of such issuers under the First Lien Notes and Second Lien PIK Notes and executed supplemental indentures in connection therewith; certain subsidiaries of the Company guaranteed the Notes as required pursuant to the indentures for the Notes and executed supplemental indentures in connection therewith; the Company and guarantors executed documents providing collateral as required pursuant to the indentures for the Notes; and the net proceeds of the issuance of the Notes were released to the Company.

•

Repayment of Revolving Credit Facility, Senior Secured Credit Facility and DIP Financing. The Company paid all obligations owed under its pre-petition Revolving Credit Facility and Senior Secured Credit Facility, and under its post-petition DIP financing, and all such indebtedness was extinguished.

•	Completion of Reverse Stock Split. Prior to the issuance of the shares described above, the Company effected the 1-for-10,000 Reverse Stock Split.

As a result of the Reverse Stock Split and the issuance of common shares described above, the Company had issued and outstanding on the Plan Effective Date approximately 75.0 million common shares, and approximately 7.5 million shares were reserved for issuance pursuant to the 2018 Stock Plan. Due to the Reverse Stock Split and issuance of the new common shares under the Plan as described above, the Company’s common shares prior to the Plan Effective Date were diluted such that they represented in the aggregate approximately 0.003% of the Company’s outstanding common shares on the Plan Effective Date.

Other Reorganization Transactions

Pursuant to the Plan, the following additional principal transactions and events occurred on the Plan Effective Date:

•

Amendment of Articles of Association. The Company’s Articles of Association were amended to, among other things, reflect the new capital structure and establish a classified board of Class A directors and Class B directors.

•

Governance Agreement. The Company entered into a Governance Agreement with certain holders of its shares, which provides for, among other things, director nomination and board observer rights of the parties, as well as an agreement to increase the Company’s share capital at the request of certain parties.

•	Resignation of Directors and Election of New Directors. All of the Company’s directors prior to our emergence from bankruptcy resigned from our board of directors and upon our emergence from bankruptcy, W. Matt Ralls (Chairman), David Weinstein and Bernie G. Wolford Jr. joined the board of directors as Class A directors, and Daniel Han, Donald Platner, and Kiran Ramineni joined the board of directors as Class B directors. Subsequent to our emergence from bankruptcy, John V. Simon joined our board of directors as a Class A director.

•	Appointment of Chief Executive Officer. Bernie G. Wolford Jr. was appointed Chief Executive Officer of the Company.

•

Registration Rights Agreement. The Company entered into a Registration Rights Agreement with certain holders of its shares, which grants such holders certain registration rights with respect to our common shares.

THE OFFERING

Common Shares Offered by the Selling Shareholders	Up to 54,772,274 shares.

Common Shares Issued and Outstanding before this Offering	75,031,380 shares.

Common Shares Issued and Outstanding after this Offering	75,031,380 shares.

Use of Proceeds	The selling shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from this offering.

Determination of Offering Price	The selling shareholders may sell all or some of our common shares offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading “Plan of Distribution.”

Listing	Our common shares are listed on the NYSE under the symbol “PACD.”

Risk Factors	Investing in our common shares involves a significant degree of risk. Before making an investment decision, you should consider carefully the risks described under “Risk Factors” beginning on page 7 of this prospectus, and other risk factors contained in any applicable prospectus supplement, as well as risk factors and other information included in or incorporated by reference herein and therein before making an investment decision.

The selling shareholders may sell all, some or none of the common shares covered by this prospectus. See “Plan of Distribution.”

The information above excludes an aggregate of approximately 7.5 million additional common shares reserved for issuance under the 2018 Stock Plan. On November 28, 2018, our board of directors approved our 2018 Stock Plan, pursuant to which we may issue up to an aggregate of 7.5 million common shares to participants pursuant to various types of stock-based incentive awards, including stock options, restricted shares, restricted share units and other equity-based awards. Effective December 12, 2018, our board of directors approved the issuance of an aggregate of 39,614 common shares to 269 participants as stock bonus awards, of which 8,061 shares were withheld for the payment of taxes resulting in a net of 31,553 common shares issued. On December 20, 2018, our board of directors approved the issuance of an aggregate of 165,000 restricted stock units to our Class A directors, and 400,000 restricted stock units to our Chief Executive Officer. In addition, on February 25, 2019, our board of directors approved the issuance of an aggregate of 1,232,379 restricted stock units, 1,071,681 of which were granted to senior management.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

The following table sets forth our summary historical consolidated and unaudited pro forma financial data as of and for the periods indicated. We have derived the summary historical consolidated financial data as of and for the years ended December 31, 2016, 2017 and 2018 from our audited consolidated financial statements for such years.

The summary unaudited pro forma condensed consolidated statement of operations is derived from our unaudited pro forma condensed consolidated statement of operations included in this prospectus under the heading “Unaudited Pro Forma Condensed Consolidated Statement of Operations.” The unaudited pro forma condensed consolidated statement of operations gives effect to the Plan, including the financing transactions completed thereunder, assuming the Plan Effective Date had occurred immediately prior to January 1, 2018.

The unaudited pro forma condensed consolidated statement of operations presented herein is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods. You should read the following summary historical consolidated and pro forma financial data in conjunction with “Unaudited Pro Forma Condensed Consolidated Statement of Operations” set forth in this prospectus and with our historical consolidated financial statements and related notes thereto and discussion under the heading “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F filed with the SEC on March 12, 2019, which are incorporated by reference in this prospectus.

	Historical				Pro Forma(1)
	Successor	Predecessor
	Period from November 20, 2018 through December 31, 2018	Period from January 1, 2018 through November 19, 2018	Years Ended December 31,		Year Ended December 31,
			2017	2016	2018
					(Unaudited)
	(in thousands)	(in thousands)
Statement of operations data:
Revenues
Contract drilling	$28,489	$236,379	$319,716	$769,472	$264,868
Costs and expenses
Operating expenses	(19,744)	(189,606)	(244,089)	(290,038)	(209,350)
General and administrative expenses	(4,245)	(50,604)	(87,134)	(63,379)	(51,437)
Depreciation and amortization expense	(27,277)	(248,302)	(278,949)	(275,901)	(210,033)

	(51,266)	(488,512)	(610,172)	(629,318)	(470,820)

Operating income (loss)	(22,777)	(252,133)	(290,456)	140,154	(205,952)
Other income (expense)
Interest expense	(10,904)	(106,632)	(178,983)	(189,044)	(96,464)
Write-off of deferred financing costs	—	—	(30,846)	—	—
Gain on debt extinguishment	—	—	—	36,233	—
Reorganization items	(1,300)	(1,799,664)	(6,474)	—	—
Interest income	1,008	3,148	2,717	362	4,156
Equity earnings in unconsolidated subsidiaries	392	—	—	—	392
Expenses to unconsolidated subsidiaries, net	(1,198)	—	—	—	(1,198)
Other income (expense)	526	(1,904)	(8,261)	(2,755)	(1,378)

Loss before income taxes	(34,253)	(2,157,185)	(512,303)	(15,050)	(300,444)
Income tax (expense) benefit	6,769	2,308	(12,863)	(22,107)	24,222

Net loss	$(27,484)	$(2,154,877)	$(525,166)	$(37,157)	$(276,222)

Loss per common share, basic	$(0.37)	$(100.89)	$(24.64)	$(1.76)	$(3.68)

Weighted-average number of common shares, basic	75,010	21,359	21,315	21,167	75,010 (2)
Loss per common share, diluted	$(0.37)	$(100.89)	$(24.64)	$(1.76)	$(3.68)
Weighted-average number of common shares, diluted	75,010	21,359	21,315	21,167	75,010 (2)

	Historical
	Successor	Predecessor
	Year Ended December 31, 2018	Years Ended December 31,
		2017	2016
	(in thousands)	(in thousands)
Balance sheet data (end of period):
Cash, cash equivalents and restricted cash	$389,075	$317,448	$626,168
Property and equipment, net	1,915,172	4,652,001	4,909,873
Total assets	2,748,213	5,362,961	5,998,207
Long-term debt(3)	1,039,335	3,043,967	3,145,449
Shareholders’ equity	1,618,958	2,151,801	2,666,200

(1)

Includes pro forma adjustments that give effect to the Plan, including the financing transactions completed pursuant to the Plan. See the notes accompanying the unaudited pro forma condensed consolidated statements of operations included in this prospectus for more information.

(2)

Share data in the pro forma condensed consolidated statements of operations for the year ended December 31, 2018 is based on approximately 75,000,000 common shares the Company had issued and outstanding on the Plan Effective Date.

(3)	Includes current maturities of long-term debt, net of debt issuance costs. Debt balances as of December 31, 2017 are presented within liabilities subject to compromise on the balance sheet.

RISK FACTORS

Investing in our common shares involves a significant degree of risk. Before making an investment decision, you should consider carefully the risks described under “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our reports on Form 6-K, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. The risks so described are not the only risks facing the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this registration statement constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “our ability to,” “may,” “plan,” “potential,” “predict,” “project,” “projected,” “should,” “will,” “would,” or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, including future financial and operational performance and cash balances; future revenue efficiency levels; market outlook; forecasts of trends; future client contract opportunities; future contract dayrates; our business strategies and plans or objectives of management; estimated duration of client contracts; backlog; expected capital expenditures; projected costs and savings; and the potential impact of our completed Chapter 11 bankruptcy proceedings on our future operations and ability to finance our business.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include:

•	changes in actual and forecasted worldwide oil and gas supply and demand and prices, and the related impact on demand for our services;

•	the offshore drilling market, including changes in capital expenditures by our clients;

•	rig availability and supply of, and demand for, high-specification drillships and other drilling rigs competing with our fleet;

•	our ability to enter into and negotiate favorable terms for new drilling contracts or extensions of existing drilling contracts;

•

our ability to successfully negotiate and consummate definitive contracts and satisfy other customary conditions with respect to letters of intent and letters of award that we receive for our drillships;

•	possible cancellation, renegotiation, termination or suspension of drilling contracts as a result of mechanical difficulties, performance, market changes or other reasons;

•	costs related to stacking of rigs and costs to mobilize a stacked rig;

•	our small fleet and reliance on a limited number of customers;

•	our ability to maintain relationships with suppliers, customers, other third parties and employees following our emergence from Chapter 11 bankruptcy proceedings; and

•	the other risk factors described under the heading “Risk Factors” in this prospectus and other risk factors in the documents incorporated by reference herein.

All forward-looking statements in this registration statement are expressly qualified in their entirety by the cautionary statements in this section and the “Risk Factors” section herein, as well as in our most recent Annual Report on Form 20-F, and in other documents that we may file with the SEC, all of which you should review carefully. Additional factors or risks that we currently deem immaterial, that are not presently known to us, that arise in the future or that are not specific to us could also cause our actual results to differ materially from our expected results. Given these uncertainties, you are cautioned not to unduly rely on our forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances or otherwise. Further, we may make changes to our business strategies and plans at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise, any of which could materially affect our results.

OFFER STATISTICS AND EXPECTED TIMETABLE

The 54,772,274 common shares offered by this prospectus are being registered on behalf of the selling shareholders named in this prospectus and may be sold from time to time following the effective date of the registration statement of which this prospectus forms a part. The selling shareholders may sell their shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may sell their shares in a manner including, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters they may select from time to time. See the section entitled “Plan of Distribution” for additional information on the sale of the common shares by the selling shareholders.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from the sale of our common shares offered hereby.

DILUTION

The sale of our common shares by the selling shareholders pursuant to this prospectus will not result in any dilution to our shareholders, because the selling shareholders are selling issued and outstanding common shares that they have already acquired in connection with the Plan.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of December 31, 2018. Because we will not be receiving any proceeds pursuant to the sale of any common shares by the selling shareholders, our capitalization table is not adjusted to reflect such sales. The table should be read in conjunction with our consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

Successor
As of December 31, 2018
(in thousands)
Cash and cash equivalents	$367,577
Restricted cash(1)	21,498

$389,075

First Lien Notes(2)	$747,400
Second Lien PIK Notes(2)	291,935

Total debt	1,039,335
Total shareholders’ equity	1,618,958

Total capitalization	$2,658,293

(1)	For additional information, see Note 4 to our audited consolidated financial statements for the year ended December 31, 2018, incorporated by reference herein.
(2)	For a description of our outstanding debt, see Note 8 to our audited consolidated financial statements for the year ended December 31, 2018, incorporated by reference herein.

DISTRIBUTION POLICY

We do not expect to pay dividends on our common shares for the foreseeable future. The payment of any future dividends to our shareholders will depend on decisions that will be made by our board of directors and will depend on then-existing conditions, including our operating results, financial condition, business prospects, Luxembourg corporate law restrictions, and restrictions under the indentures governing our Notes and under any future debt agreements or contracts.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations of the Company gives effect to the Plan, including the financing transactions contemplated thereunder, assuming the Plan Effective Date had occurred immediately prior to January 1, 2018. For information about the Plan, see “Prospectus Summary—The Reorganization” and our Annual Report on Form 20-F for the year ended December 31, 2018, Part I, “Item 3.A. Selected Financial Data—Background—Emergence from Bankruptcy Proceedings.”

With the assistance of financial advisors, we determined the enterprise and corresponding equity value of the successor using various valuation methods, including: (i) a calculation of the present value of future cash flows based on our financial projections, and (ii) a peer group trading analysis with peer values evaluated on a dollar value per drillship basis. The enterprise value and corresponding equity value are dependent upon achieving the future financial results set forth in our valuations, as well as the realization of certain other assumptions. All estimates, assumptions, valuations and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, we cannot assure you that the estimates, assumptions, valuations or financial projections will be realized, and actual results could vary materially.

The unaudited pro forma condensed consolidated statement of operations presented herein is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018 should be read in conjunction with the audited consolidated financial statements contained in the Company’s Form 20-F for the year ended December 31, 2018.

References to “Successor” or “Successor Company” relate to the results of operations of the reorganized Company from November 20, 2018 through December 31, 2018. References to “Predecessor” or “Predecessor Company” refer to the results of operations of the Company from January 1, 2018 through November 19, 2018.

Fresh Start Accounting

Upon the Company’s emergence from Chapter 11 bankruptcy, we adopted fresh start accounting (“fresh start accounting”) in accordance with the provisions of Accounting Standards Codification (“ASC”) 852, Reorganizations, (“ASC 852”) issued by the Financial Accounting Standards Board (“FASB”), which resulted in the Company becoming a new entity for financial reporting purposes. In accordance with ASC 852, the Company was required to adopt fresh start accounting upon its emergence from Chapter 11 because (i) the holders of the then existing common shares of the Predecessor received less than 50% of the new common shares of the Successor outstanding upon emergence and (ii) the reorganization value of the Company’s assets immediately prior to confirmation of the Plan was less than the total of all postpetition liabilities and allowed claims.

Upon adoption of fresh start accounting, the reorganization value derived from the enterprise value as disclosed in the Plan was allocated to the Company’s assets and liabilities based on their fair values (except for deferred income taxes) in accordance with ASC 805, Business Combinations. The amount of deferred income taxes recorded was determined in accordance with ASC 740, Income Taxes.

The Plan Effective Date fair values of the Company’s assets and liabilities differed materially from their recorded values as reflected on the historical balance sheet. The effects of the Plan and the application of fresh start accounting were reflected on the consolidated balance sheet as of November 19, 2018 and the related adjustments thereto were recorded in the consolidated statements of operations for the period January 1, 2018 through November 19, 2018.

As a result of the adoption of fresh start accounting and the effects of the implementation of the Plan, the Company’s consolidated financial statements subsequent to November 19, 2018, are not comparable to its consolidated financial statements on and prior to November 19, 2018.

Pacific Drilling S.A. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(in thousands) (unaudited)

	Predecessor	Successor			Successor
	Period from January 1, 2018 through November 19, 2018	Period from November 20, 2018 through December 31, 2018			Pro Forma Year Ended December 31, 2018
			Pro Forma Adjustments
Revenues
Contract drilling	$236,379	$28,489	$—		$264,868
Costs and expenses
Operating expenses	(189,606)	(19,744)	—		(209,350)
General and administrative expenses	(50,604)	(4,245)	3,412	(1)	(51,437)
Depreciation and amortization expense	(248,302)	(27,277)	65,546	(2)	(210,033)

	(488,512)	(51,266)	68,958		(470,820)

Operating income (loss)	(252,133)	(22,777)	68,958		(205,952)
Other income (expense)
Interest expense	(106,632)	(10,904)	21,072	(3)	(96,464)
Reorganization items	(1,799,664)	(1,300)	1,800,964	(4)	—
Interest income	3,148	1,008	—		4,156
Equity earnings in unconsolidated subsidiaries	—	392	—		392
Expenses to unconsolidated subsidiaries, net	—	(1,198)	—		(1,198)
Other income (expense)	(1,904)	526	—		(1,378)

Loss before income taxes	(2,157,185)	(34,253)	1,890,994		(300,444)
Income tax (expense) benefit	2,308	6,769	15,145	(5)	24,222

Net loss	$(2,154,877)	$(27,484)	$1,906,139		$(276,222)

Loss per common share, basic	$(100.89)	$(0.37)			$(3.68)

Weighted-average number of common shares, basic	21,359	75,010			75,010

Loss per common share, diluted	$(100.89)	$(0.37)			$(3.68)

Weighted-average number of common shares, diluted	21,359	75,010			75,010

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The adjustments included in the unaudited pro forma condensed consolidated statement of operations above reflect the effects of the transactions contemplated by the Plan as well as fair value and other required adjustments resulting from the adoption of fresh start accounting (reflected in the column “Pro Forma Adjustments”). The Pro Forma Adjustments do not reflect the impact of deconsolidating the Zonda Debtors immediately prior to January 1, 2018.

Pro Forma Adjustments

(1)

Reflects the reduction of rent expense of $0.1 million for the renegotiated lease agreements to reduce leased office space during the Chapter 11 reorganization, and the elimination of: (a) $0.8 million of compensation expense related to the cancellation of share based compensation awards, (b) $1.0 million of insurance of expense related to the elimination of prepaid directors and officers insurance policies related to the Predecessor and (c) $1.5 million of other expenses upon the emergence from Chapter 11 bankruptcy.

(2)

Reflects the decrease in depreciation expense based on new asset values and useful lives partially offset by an increase in amortization expense of a customer-related intangible asset as a result of adopting fresh start accounting. The amortization expense was calculated assuming $8.3 million per month (in thousands):

Reversal of predecessor and successor depreciation and amortization expense	$275,579
Pro forma depreciation expense	(110,033)
Pro forma amortization expense	(100,000)

Pro forma adjustment to decrease depreciation and amortization expense	$65,546

(3)

The Plan provides for the repayment and cancellation of predecessor company debt and the issuance of the First Lien Notes and Second Lien PIK Notes, at their respective coupon rates of 8.375% and 12.0%, which assumes the interest on the Second Lien PIK Notes is paid in-kind. Also, debt discount and premium resulting from fresh start accounting on the First Lien Notes and Second Lien PIK Notes, respectively, are amortized over the respective term of each debt using the effective interest rate method. The Company calculated the pro forma adjustment to interest expense as follows (in thousands):

Reversal of predecessor and successor interest expense	$117,536
Predecessor interest expense required for operations of successor	(56)
Pro forma interest on the First Lien Notes and Second Lien PIK Notes	(96,873)
Amortization of debt premium and discount from fresh start accounting	465

Pro forma adjustment to decrease interest expense	$21,072

(4)	Reflects the elimination of nonrecurring reorganization items that were directly attributable to the Chapter 11 reorganization, which consist of the following (in thousands):

Professional fees	$84,087
Gain on the settlement of liabilities subject to compromise	(794,218)
Discharge of claims upon emergence from bankruptcy	(80)
Escrow interest income	(2,940)
Fresh start accounting adjustments	2,514,115

Total reorganization items	$1,800,964

(5)

Reflects the pro forma adjustment to tax expense as a result of adopting fresh start accounting. The income tax impact was primarily the result of the reversal of (a) the deferred tax liability related to the client-related intangible asset of our drilling contracts where contract rates are in excess of current market rates and (b) the deferred tax asset related to the write-down of drillship values as if such deferred balances existed on January 1, 2018.

SELLING SHAREHOLDERS

Information with respect to beneficial ownership of our common shares has been furnished by each selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

Unless otherwise set forth in this section, the common shares registered hereby were acquired by the selling shareholders in connection with transactions completed pursuant to the Plan. Unless set forth in this section, or as set forth under, or incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019, under the heading “Item 7.B. Related Party Transactions,” to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates.

The number of shares and percentage of ownership indicated in the following table is based on 75,031,380 common shares of Pacific Drilling that were issued and outstanding as of March 4, 2019.

The following table sets forth information with respect to the selling shareholders and common shares beneficially owned by the selling shareholders that may be offered from time to time pursuant to this prospectus. The selling shareholders may offer all, some or none of their common shares. See “Plan of Distribution.”

Name and Address of Selling Shareholder	Total Number of Common Shares Beneficially Owned Before Offering	Maximum Number of Common Shares That May Be Offered By This Prospectus	Percentage of Common Shares Beneficially Owned
			Before Offering		If Maximum Number of Shares Offered are Sold
Abrams Capital Partners I, L.P.(1)	390,527	390,527	*	%	—%
Abrams Capital Partners II, L.P.(1)	5,974,140	5,974,140	7.96		—
Great Hollow International, L.P.(1)	395,101	395,101	*		—
Whitecrest Partners, LP(1)	654,769	654,769	*		—
Avenue Capital Management II, L.P.(2)	13,649,683	13,649,683	18.19		—
Avenue Europe International Management, L.P.(2)	5,052,505	5,052,505	6.73		—
Fidelity Mid-Cap Stock Commingled Pool(3)	48,414	2,652	*		*
Master Trust Bank Of Japan Ltd. Re: Fidelity US High Yield(3)	1,232,364	62,424	1.64		1.56
Fidelity Contrafund: Fidelity Advisors New Insights Fund(3)	1,407,993	77,112	1.88		1.77
Fidelity U.S. All Cap Fund(3)	81,321	4,454	*		*
Fidelity US Multi-Cap Investment Trust(3)	41,233	2,258	*		*
Fidelity American High Yield Fund(3)	276,281	13,745	*		*
Fidelity Canadian Balanced Fund(3)	80,300	4,044	*		*
Fidelity Summer Street Trust: Fidelity Global High Income Fund(3)	20,140	1,047	*		*
Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund(3)	459,603	24,505	*		*
Fidelity Mt. Vernon Street: Fidelity New Millennium Fund(3)	423,783	23,209	*		*
Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund(3)	939,142	51,434	1.25		1.18
Fidelity Puritan Trust: Fidelity Puritan Fund(3)	331,688	17,729	*		*
Fidelity Funds SICAV / Fidelity Funds—US High Yield(3)	717,683	39,306	*		*

Name and Address of Selling Shareholder	Total Number of Common Shares Beneficially Owned Before Offering	Maximum Number of Common Shares That May Be Offered By This Prospectus	Percentage of Common Shares Beneficially Owned
			Before Offering	If Maximum Number of Shares Offered are Sold
Japan Trustee Services Bank, Ltd. Re: Fidelity Strategic Income Fund (Mother)(3)	48,334	2,647	*	*
Quantum Pacific (Gibraltar) Limited(4)	3,842,729	3,842,729	5.12	—
SVP Special Situations III, LLC(5)	5,641,911	5,641,911	7.52	—
SVP Special Situations III-A, LLC(5)	2,651,578	2,651,578	3.53	—
SVP Special Situations IV, LLC(5)	5,541,992	5,541,992	7.39	—
Strategic Value Partners, LLC(5)	5,488,433	5,488,433	7.31	—
Whitebox Asymmetric Partners, LP(6)	1,881,472	1,881,472	2.51	—
Whitebox Caja Blanca Fund, LP(6)	264,065	264,065	*	—
Whitebox Relative Value Partners, LP(6)	177,718	177,718	*	—
Whitebox Credit Partners, LP(6)	134,380	134,380	*	—
Whitebox GT Fund, LP(6)	84,985	84,985	*	—
Whitebox Multi-Strategy Partners, LP(6)	2,225,288	2,225,288	2.97	—
Pandora Select Partners, LP(6)	394,432	394,432	*	—

*	Represents less than 1%
(1)

Consists of 5,974,140 shares beneficially owned by Abrams Capital Partners II, L.P. (“ACPII”), 390,527 shares beneficially owned by Abrams Capital Partners I, L.P. (“ACPI”), 395,101 shares beneficially owned by Great Hollow International, L.P., and 654,769 shares beneficially owned by Whitecrest Partners, LP (“WCP”) (collectively, the “Abrams Funds”). 7,019,436 shares are beneficially owned by Abrams Capital, LLC (“Abrams Capital”) and 7,414,537 shares are beneficially owned by David Abrams, Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”). Shares reported herein for ACP II represent shares beneficially owned by ACP II. Shares reported herein for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported herein for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by ACP II and shares beneficially owned by other private investment funds for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported herein for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The address for each of the foregoing entities is c/o Abrams Capital Management, L.P., 222 Berkeley Street, 21st Floor, Boston, MA 02116.

The Abrams Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Abrams Funds are parties to the DIP Agreement, Registration Rights Agreement and the Governance Agreement. The Abrams Funds are an Other Lender, as defined in the Governance Agreement, pursuant to which certain Other Lenders nominated Donald Platner for election as a Class B director, which became effective upon our emergence from Chapter 11 bankruptcy proceedings on the Plan Effective Date.

(2)

Consists of (i) 13,649,683 shares directly held by Avenue Energy Opportunities Fund II, L.P., Avenue PPF Opportunities Fund, L.P., Avenue Energy Opportunities Fund, L.P., Avenue Special Opportunities Fund II, L.P. and Avenue Strategic Opportunities Fund, L.P. (collectively, the “Avenue Capital Funds”) and (ii) 5,052,505 shares directly held by Avenue-ASRS Europe Opportunities Fund, L.P., Avenue Europe Special Situations Fund III (U.S.), L.P., Avenue Europe Special Situations Fund III (Euro), L.P. and Avenue Europe Opportunities Master Fund, L.P. (collectively, the “Avenue Europe Funds” and together with the Avenue Capital Funds, the “Avenue Funds”). Avenue Capital Management II, L.P., in its capacity as investment manager, trading advisor, and/or general partner, may be deemed the beneficial owners of the shares held by the Avenue Capital Funds. In addition, Avenue Europe International Management, L.P., in its capacity as investment manager, trading advisor, and/or general partner, may be deemed the beneficial owner of the shares held by the Avenue Europe Funds. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Avenue Europe International Management GenPar, LLC is the general partner of Avenue Europe International Management, L.P. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC and Avenue Europe International Management GenPar, LLC. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by the Avenue Funds by reason of his ability to direct the vote and/or disposition of such securities, and his pecuniary interest in such shares (within the meaning of Rule 16a-1(a)(2) under the Exchange Act) is a fractional interest in such amount. Pursuant to the Governance Agreement, certain of the Avenue Funds and certain funds affiliated with the SVP Funds (the “SVP Holders”) have agreed with one another to vote their common shares to elect members of the Pacific Drilling board of directors as set forth therein. Because of the relationship between the Avenue Funds and the SVP Holders as a result of the Governance Agreement, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC, Avenue Europe International Management, L.P., Avenue Europe International Management GenPar, LLC and Marc Lasry may be deemed, pursuant to Rule 13d-3 under the Exchange Act to beneficially own 38,026,102 Pacific Drilling common shares (inclusive of the above-reported shares for the Avenue Funds), which represents 50.7% of the total number of outstanding common shares of Pacific Drilling as of March 4, 2019. The address of each of the foregoing entities is c/o Avenue Capital Management II, L.P., 399 Park Avenue, 6th Floor, New York, NY 10022.

The Avenue Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Avenue Funds are parties to the DIP Agreement, Registration Rights Agreement and the Governance Agreement, pursuant to which they nominated Kiran Ramineni for election as a Class B director, which became effective upon our emergence from Chapter 11 bankruptcy proceedings on the Plan Effective Date.

(3)

The accounts of Fidelity Mid-Cap Stock Commingled Pool, Master Trust Bank Of Japan Ltd. Re: Fidelity US High Yield, Fidelity Contrafund: Fidelity Advisors New Insights Fund, Fidelity U.S. All Cap Fund, Fidelity US Multi-Cap Investment Trust, Fidelity American High Yield Fund, Fidelity Canadian Balanced Fund, Fidelity Summer Street Trust: Fidelity Global High Income Fund, Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, Fidelity Mt. Vernon Street: Fidelity New Millennium Fund, Fidelity Concord Street Trust: Fidelity Mid-Cap Stock Fund, Fidelity Puritan Trust: Fidelity Puritan Fund, Fidelity Funds SICAV / Fidelity Funds—US High Yield, Japan Trustee Services Bank, Ltd. Re: Fidelity Strategic Income Fund (Mother), and Japan Trustee Services Bank, Ltd. Re: Fidelity High Yield Bond Open Mother Fund (each a “Fidelity Fund and collectively, the “Fidelity Funds”) are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, which include the Fidelity Funds (“FMR Funds”), that are advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the FMR Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the FMR Funds’ Boards of Trustees. The address for each of Fidelity Funds is 245 Summer Street, Boston, MA 02210.

The Fidelity Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. The Fidelity Funds are parties to the Registration Rights Agreement and the Governance Agreement. The Fidelity Funds are an Other Lender, as defined in the Governance Agreement, pursuant to which certain Other Lenders nominated Donald Platner for election as a Class B director, which became effective upon our emergence from Chapter 11 bankruptcy proceedings on the Plan Effective Date.

(4)

Quantum Pacific (Gibraltar) Limited is a Gibraltar company and wholly-owned indirect subsidiary of Quantum Pacific International Limited, the indirect ultimate owner of which is a discretionary trust in which Mr. Idan Ofer is the beneficiary. The 3,842,729 common shares owned by Quantum Pacific (Gibraltar) Limited may be deemed to be beneficially owned by Quantum Pacific International Limited, based on a Schedule 13G filed with the SEC on January 17, 2019, by Quantum Pacific (Gibraltar) Limited and Quantum Pacific International Limited, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G reflects: (i) 3,842,729 shares held with shared dispositive power and (ii) 3,842,729 shares held with shared voting power. The address for Quantum Pacific (Gibraltar) Limited is 57/63 Line Wall Road, Gibraltar GX11 1AA.

Quantum Pacific (Gibraltar) Limited acquired 3,841,229 of its shares pursuant to the QP Private Placement. Quantum Pacific (Gibraltar) Limited is a party to the Registration Rights Agreement.

(5)

Consists of 2,569,633 shares directly held by Kings Forest S.à r.l., 5,320,616 shares directly held by Queens Gate S.à r.l., 5,491,427 shares directly held by Rathgar S.à r.l., 1,181,630 shares directly held by Ringsend S.à r.l., 4,285,739 shares directly held by Yellow Sapphire S.à r.l., 167,817 shares directly held by Strategic Value Master Fund Ltd., 81,945 shares directly held by Strategic Value Opportunities Fund, LP, 174,542 shares directly held by Strategic Value Special Situations Master Fund III, LP and 50,565 shares directly held by Strategic Value Special Situation Master Fund IV, LP (for purposes of this filing, each an “SVP Fund” and collectively, the “SVP Funds”). Strategic Value Partners, LLC is the investment manager of, and exercises investment discretion over Strategic Value Master Fund, Ltd., a Cayman Islands exempted company, which has an ownership interest in Field Point (Europe) II, LLC, a Delaware limited liability company, which has an ownership interest in Field Point IV, S.à r.l., a Luxembourg limited liability company, which has an ownership interest in Queens Gate, S.à r.l., a Luxembourg limited liability company. Strategic Value Partners, LLC is indirectly majority owned and controlled by Victor Khosla. SVP Special Situations III LLC (“Special Situations III”) is the investment manager of, and exercises investment discretion over Strategic Value Special Situations Master Fund III, L.P., a Cayman Islands exempted limited partnership, which has an ownership interest in Blue Sapphire, S.à r.l., a Luxembourg limited liability company, which has an ownership interest in Yellow Sapphire, S.à r.l., a Luxembourg limited liability company, which has an ownership interest in Ringsend, S.à r.l., a Luxembourg limited liability company. Strategic Value Partners, LLC is the managing member of Special Situations III. Strategic Value Partners, LLC and Special Situations III are both indirectly majority owned and controlled by Mr. Khosla. SVP Special Situations IV LLC (“Special Situations IV”) is the investment manager of, and exercises investment discretion over Strategic Value Special Situation Master Fund IV, L.P., a Cayman Islands exempted limited partnership, which has an ownership interest in Ranelagh, S.à r.l., a Luxembourg limited liability company, which has an ownership interest in Rathgar, S.à r.l., a Luxembourg limited liability company. Strategic Value Partners, LLC is the managing member of Special Situations IV. Strategic Value Partners, LLC and Special Situations IV are both indirectly majority owned and controlled by Mr. Khosla. SVP Special Situations III-A LLC (“Special Situations III-A”) is the investment manager of, and exercises investment discretion over Strategic Value Opportunities Fund, L.P., a Cayman Islands exempted limited partnership, which has an ownership interest in Kings Valley, S.à r.l., a Luxembourg limited liability company, which has an ownership interest in Kings Forest, S.à r.l., a Luxembourg limited liability company. Strategic Value Partners, LLC is the managing member of Special Situations III-A. Strategic Value Partners, LLC and

Special Situations III-A are both indirectly majority owned and controlled by Mr. Khosla. Except for Mr. Khosla, each of the foregoing entities disclaimed beneficial ownership of all common shares owned directly by the SVP Funds. Mr. Khosla is the sole member of Midwood Holdings, LLC, which is the managing member of Strategic Value Partners, LLC and is also the indirect majority owner and control person of Strategic Value Partners, LLC, Special Situations III, Special Situations IV and Special Situations III-A. Mr. Khosla is also the Chief Investment Officer of Strategic Value Partners, LLC. As such, he may be deemed to control the voting and dispositive decisions with respect to the above-listed common shares made by Strategic Value Partners, LLC, Special Situations III, Special Situations IV and Special Situations III-A and may therefore be deemed to be the beneficial owner of the common shares reported with respect to such SVP Funds. Pursuant to the Governance Agreement, the SVP Funds and certain funds affiliated with the Avenue Funds (the “Avenue Holders”) have agreed with one another to vote their common shares to elect members of the Pacific Drilling board of directors as set forth therein. Because of the relationship between the SVP Funds and the Avenue Holders as a result of the Governance Agreement, Strategic Value Partners, LLC, Special Situations III, Special Situations IV, Special Situations III-A and Mr. Khosla may be deemed, pursuant to Rule 13d-3 under the Exchange Act to beneficially own 38,026,102 common shares of Pacific Drilling (inclusive of the above-reported shares for the SVP Funds), which represents 50.7% of the total number of outstanding common shares of Pacific Drilling as of March 4, 2019. The address for each of the foregoing entities is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830.

The SVP Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. Subsequent to the Plan Effective Date, the SVP Funds acquired additional common shares on the open market. The SVP Funds are parties to the Registration Rights Agreement. Kings Forest S.à r.l. and Queens Gate S.à r.l. are parties to the DIP Agreement. Kings Forest S.à r.l., Yellow Sapphire S.à r.l., Queens Gate S.à r.l. and Rathgar S.à r.l. are parties to the Governance Agreement, pursuant to which they, along with other SVP Parties, nominated Daniel Han for election as a Class B director, which became effective upon our emergence from Chapter 11 bankruptcy proceedings on the Plan Effective Date.

(6)

Whitebox Advisors LLC and/or Whitebox General Partner LLC may be deemed to be the beneficial owner(s) of the above-listed shares held by Whitebox Asymmetric Partners, L.P., Whitebox Caja Blanca Fund, LP, Whitebox Relative Value Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, L.P. and Pandora Select Partners, L.P. (each a “Whitebox Fund” and collectively, the “Whitebox Funds”). The address of each of the foregoing entities is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

The Whitebox Funds were holders of certain of the Company’s pre-petition indebtedness and, pursuant to the Plan, acquired their common shares through the equitization of their Undersecured Claims, through participation in the equity rights offering and in payment of their fee under the Equity Commitment Agreement. Subsequent to the Plan Effective Date, the Whitebox Funds acquired additional common shares on the open market. The Whitebox Funds are parties to the DIP Agreement, Registration Rights Agreement and the Governance Agreement. The Whitebox Funds are an Other Lender, as defined in the Governance Agreement, pursuant to which certain Other Lenders nominated Donald Platner for election as a Class B director, which became effective upon our emergence from Chapter 11 bankruptcy proceedings on the Plan Effective Date.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our common shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which our common shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the common shares, or other hedging transactions, whether or not the options are listed on an options exchange;

•	through loans or pledges of the common shares to a broker-dealer or an affiliate thereof and sold by any pledgee or assignee upon the foreclosure of such common shares;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common shares;

•	through the distribution by any selling shareholder to its employees, partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	“at the market” or through market makers or into an existing market for the shares;

•	any combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

For example, the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified amount of our common shares at a stipulated price per share. If the broker-dealer is unable to sell the common shares acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire common shares as principals may thereafter resell the common shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also short sell common shares and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent available, the selling shareholders may also sell common shares pursuant to Rule 144 under the Securities Act.

We do not know of any arrangements by the selling shareholders for the sale of our common shares.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ common shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ common shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M (“Regulation M”). This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

Under the Registration Rights Agreement, we agreed to register the common shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any common shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

DESCRIPTION OF SHARE CAPITAL

The description of share capital and the rights of the holders of our common shares is incorporated by reference to the description of our common shares as contained in our registration statement on Form 8-A12B, filed with the SEC on December 17, 2018 (File No. 001-35345), under the heading “Item 1. Description of Registrant’s Securities to be Registered” and our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019 under the heading “Item 10.B. Memorandum and Articles of Association.”

Reconciliation of Common Shares

Below is a reconciliation of the number of common shares outstanding from January 1, 2018 through March 4, 2019:

Actual
Common shares outstanding at January 1, 2018	21,338,602
Issuance of shares upon vesting of restricted share units	29,079
Reduction of shares upon Reverse Stock Split	(21,365,717)
Issuance of shares pursuant to the Plan	74,997,863
Issuance of shares as stock bonus awards under the 2018 Stock Plan	31,553
Common shares outstanding at December 31, 2018	75,031,380
Issuance of shares during the period from January 1, 2019 through March 4, 2019	0

Common shares outstanding at March 4, 2019	75,031,380

History of Share Capital

During the period from January 1, 2018 to December 31, 2018, the outstanding share capital increased by $606 through the issuance of 60,632 shares under our share-based compensation plan.

In accordance with the Plan, effective November 19, 2018, by shareholder approval at an Extraordinary General Meeting, the Company effectuated, among other things, the 1-for-10,000 Reverse Stock Split. In connection with the Reverse Stock Split, the Company’s common shares began trading on a split-adjusted basis as of the commencement of trading on November 19, 2018. On the effective date of the Reverse Stock Split, the Company’s shareholders received one new common share for every 10,000 common shares they owned. No fractional shares were issued in connection with the Reverse Stock Split; instead, holders of fractional shares were paid in cash, which amount was not material in the aggregate. Upon the Reverse Stock Split, the outstanding share capital decreased by $213,657 through the reduction of 21,365,717 shares outstanding.

In addition, at an Extraordinary General Meeting, the Company’s shareholders approved the increase in the Company’s share capital to $825,000, or 82.5 million shares, of which approximately 75.0 million shares were issued and are outstanding in connection with emergence and the remaining approximately 7.5 million authorized shares were issued to Pacific Drilling Administrators Limited to hold in connection with potential future issuances under the 2018 Stock Plan. Subsequent to the above transaction, the outstanding share capital increased by $749,979 through the increase of 74,997,863 shares. Of the $749,979 increase, $244,164 was through a non-cash contribution of holders of the Term Loan B, 2017 Notes and 2020 Notes in exchange for their claims pursuant to the Plan; $441,742 was through a cash contribution by holders of the Term Loan B, 2017 Notes and 2020 Notes in the Company’s equity rights offering pursuant to the Plan; $38,412 was through a cash contribution in the QP Private Placement pursuant to the Plan; and $25,661 was through a non-cash contribution by members of the Ad Hoc Group for their commitment to backstop the equity rights offering pursuant to the Plan.

On November 28, 2018, the board of directors approved the 2018 Stock Plan, pursuant to which the Company may issue up to 7.5 million common shares to 2018 Stock Plan participants pursuant to various types of stock-based incentive awards, including stock options, restricted shares, restricted share units and other equity-based awards. On November 28, 2018, the Company registered the common shares issuable under the 2018 Stock Plan with the SEC on a Form S-8, and effective December 12, 2018, our board of directors approved the issuance of an aggregate of 39,614 common shares to 269 participants as stock bonus awards, of which 8,061 shares were withheld for the payment of taxes resulting in a net of 31,553 common shares to be issued. On December 20, 2018, our board of directors issued an aggregate of 165,000 restricted stock units to our Class A directors, and 400,000 restricted stock units to our Chief Executive Officer. In addition, on February 25, 2019, our board of directors approved the issuance of an aggregate of 1,232,379 restricted stock units, 1,071,681 of which were granted to senior management.

As of March 4, 2019, our outstanding share capital amounted to $750,314 and was represented by 75,031,380 common shares with a par value of $0.01 per share.

LEGAL MATTERS

The validity of the common shares will be passed upon for us by Wildgen S.A.

EXPERTS

The consolidated balance sheets of Pacific Drilling S.A. and subsidiaries (the Company) as of December 31, 2018 (Successor) and 2017 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the periods of November 20, 2018 to December 31, 2018 (Successor), January 1, 2018 to November 19, 2018 (Predecessor), and for the years ended December 31, 2017 and 2016 (Predecessor), and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 consolidated financial statements contains an explanatory paragraph that states the consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods.

EXPENSES OF THE REGISTRATION

The following table sets forth all expenses payable by us in connection with this registration. All the amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$18
Legal fees and expenses	37,000
Accounting fees and expenses	10,000
Miscellaneous expenses	7,500

Total	$54,518

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited liability company organized under the laws of the Grand Duchy of Luxembourg, and as a result, it may be difficult for investors to effect service of process within the U.S. upon us or to enforce judgments against us obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the U.S. To the extent one or more members of our board of directors, our senior management or the experts named in this prospectus reside outside the U.S. and/or a substantial portion of the assets of those persons are or may be located outside the U.S., it may not be possible for you to effect service of process within the U.S. upon, or to enforce judgments obtained in U.S. courts against, these individuals in the U.S., including judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Awards of punitive damages in actions brought in the U.S. or elsewhere are generally not enforceable in Luxembourg. Penalty clauses and similar clauses on damages or liquidated damages may be allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.

There is no treaty in force on the reciprocal recognition and enforcement of judgments, other than arbitral awards rendered in civil and commercial matters, between the U.S. and the Grand Duchy of Luxembourg. There is uncertainty as to whether the courts of Luxembourg would automatically recognize and enforce final judgments of U.S. courts obtained against us predicated upon the civil liability provisions of the U.S. federal securities laws.

A party who received a favorable and valid judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment by the District Court (Tribunal d’Arrondissement) pursuant to the applicable provisions of the New Luxembourg Code of Civil Procedure. Prior to any enforcement in Luxembourg, the enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject to the procedural rules and conditions set forth in the New Luxembourg Code of Civil Procedure, as in effect from time to time, which rules and conditions may include as of the date of this prospectus (which may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the U.S. court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court has acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude a la loi).

There can be no assurance that awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages) would not be recognized by Luxembourg courts. Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered as a penalty.

In addition, actions brought in a Luxembourg court against us or the members of our board of directors, our other officers and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. Litigation in Luxembourg also is subject to rules of procedure that differ from U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg must be conducted in either French or German, and thus, all documents submitted to the court must be translated into either French or German.

There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party, and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims to another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is in our view likely that it would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.

A contractual provision allowing service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.

For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors, our senior management and the experts named in this prospectus. In addition, even if a judgment is obtained against the Company, the non-U.S. members of our board of directors, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement, of which this prospectus forms a part, on Form F-3 under the Securities Act. For purposes of this section, the term registration statement means the prior registration statement and any and all amendments including the schedules and exhibits to the prior registration statement and this registration statement, which is combined with the prior registration statement pursuant to Rule 429 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits filed with the registration statement. You should read the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement for a more complete description of the matter involved.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and accordingly we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Because we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, namely, the rules prescribing the furnishing and content of proxy statements to shareholders and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our SEC filings, including the registration statement of which this prospectus forms a part, are available to you on the SEC’s website at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus. Our SEC filings are also available to the public on our website at http://www.pacificdrilling.com. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this registration statement or the documents incorporated by reference in this registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document. Any information that we file later with the SEC and that is deemed incorporated by reference into this document will automatically update and supersede the information in this prospectus. You should rely on the later information in all such cases over different information included in this prospectus or in any incorporated document.

We incorporate by reference the following documents or information that we have filed or will file subsequently with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019;

•

The description of our common shares as contained in our registration statement on Form 8-A12B, filed with the SEC on December 17, 2018 (File No. 001-35345), under the heading “Item 1. Description of Registrant’s Securities to be Registered”;

•

Any Form 20-F, Form 40-F, Form 10-K, Form 10-Q and Form 8-K filed with the SEC after the date on which the registration statement of which this prospectus forms a part is first filed with the SEC and prior to the termination of this offering of securities (except to the extent such reports are furnished but not filed with the SEC); and

•

Any Report on Form 6-K submitted to the SEC after the date on which the registration statement of which this prospectus forms a part is first filed with the SEC and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

You may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to us at the following address: Pacific Drilling S.A., Attention: Investor Relations, 11700 Katy Freeway, Suite 175, Houston, Texas 77079; telephone (713) 334-6662.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Pacific Drilling S.A.

54,772,274 Common Shares

PROSPECTUS

                    , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Our Articles provide that our directors may not be held personally liable by reason of their mandate for any commitment validly made in the Company’s name, provided those commitments comply with our Articles and Luxembourg law.

Pursuant to our Articles, the Company must, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against any damages and/or compensation to be paid and any costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, willful misconduct, fraud, dishonesty or any other criminal offense.

In case of settlement, the current or former director or officer will only be entitled to indemnification under our Articles, provided that (i) the Company’s board of directors shall have determined in good faith that the defendant’s actions did not constitute willful and deliberate violations of the law and shall have obtained relevant legal advice to that effect; and (ii) notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement.

We have indemnity agreements with each of the Company’s directors and senior management. The indemnity agreements supplement the indemnification rights for the directors and officers under our Articles, and provide, among other things, for mandatory indemnification against liabilities as well as mandatory advancement and reimbursement of all reasonable expenses that may be incurred by the indemnitees in various legal proceedings arising out of their service as directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware and as permitted by Luxembourg law, including any amendments thereto. The indemnity agreements also set out the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for enforcement of indemnification rights, the limitations on indemnification and requirements relating to the notice and defense of claims for which indemnification is sought.

In addition, the terms of the Plan provide for the indemnification of the officers and directors of the Company for any claims arising out of any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any awards granted thereunder.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Articles, agreement, vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We currently have and expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Item 9. Exhibits.

(a)    Exhibits

Exhibit No.	Description

2.1	Modified Fourth Amended Joint Plan of Reorganization for Pacific Drilling S.A. and Certain of Its Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 746], dated October 31, 2018 (incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed on November 5, 2018, File No. 001-35345)

2.2	Amended Joint Plan of Liquidation/Reorganization for Pacific Drilling Services, Inc. and Pacific Drilling VIII Limited Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 30], dated as of January 22, 2019 (incorporated by reference to Exhibit 15.4 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, File No. 001-35345)

4.1	Governance Agreement by and among Pacific Drilling S.A. and certain shareholders party thereto dated as of November 19, 2018 (incorporated by reference to Exhibit 2.1 to the Company’s Report on Form 6-K filed November 20, 2018, File No. 001-35345)

4.2	Registration Rights Agreement dated as of November 19, 2018 by and among the Company and the shareholders party thereto (incorporated by reference to Exhibit 2.2 to the Company’s Report on Form 6-K filed November 20, 2018, File No. 001-35345)

4.3	Indenture, dated September 26, 2018, between Pacific Drilling First Lien Escrow Issuer Limited and Wilmington Trust, National Association as Trustee and Collateral Agent relating to the Company’s 8.375% First Lien Notes due 2023 (incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.4	Form of 8.375% First Lien Note due 2023 (incorporated by reference to Exhibit 1 to Appendix of Exhibit 99.1 of the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.5	First Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A. and Wilmington Trust, National Association as Trustee and Collateral Agent relating to the Company’s 8.375% First Lien Notes due 2023 (incorporated by reference to Exhibit 2.3 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.6	Second Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A., the Guarantors named therein and Wilmington Trust, National Association as Trustee and Collateral Agent relating to the Company’s 8.375% First Lien Notes due 2023 (incorporated by reference to Exhibit 2.4 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.7	Indenture, dated September 26, 2018, between Pacific Drilling Second Lien Escrow Issuer Limited and Wilmington Trust, National Association as Trustee and Junior Lien Collateral Agent relating to the Company’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

4.8	Form of 11.000% / 12.000% Second Lien PIK Note due 2024 (incorporated by reference to Exhibit 1 to Appendix of Exhibit 99.3 of the Company’s Report on Form 6-K filed on September 28, 2018, File No. 001-35345)

Exhibit No.	Description

4.9	First Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A. and Wilmington Trust, National Association as Trustee and Junior Lien Collateral Agent relating to the Company’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (incorporated by reference to Exhibit 2.5 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.10	Second Supplemental Indenture, dated November 19, 2018, between Pacific Drilling S.A., the Guarantors named therein and Wilmington Trust, National Association as Trustee and Junior Lien Collateral Agent relating to the Company’s 11.000% / 12.000% Second Lien PIK Notes due 2024 (incorporated by reference to Exhibit 2.6 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

4.11	Intercreditor Agreement, dated as of November 19, 2018, between Wilmington Trust, National Association, in its capacity as First Lien Collateral Agent, and Wilmington Trust, National Association, in its capacity as Junior Lien Collateral Agent, and acknowledged and agreed to by the Company and the Grantors named therein (incorporated by reference to Exhibit 2.7 to the Company’s Report on Form 6-K filed on November 20, 2018, File No. 001-35345)

5.1*	Opinion of Wildgen S.A., as to the legality of the securities being registered

23.1*	Consent of KPMG LLP

23.2*	Consent of Wildgen S.A. (included in Exhibit 5.1)

24.1*	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement)

99.1	Order Confirming the Debtors’ Modified Fourth Amended Joint Plan of Reorganization, as entered by the Bankruptcy Court on November 2, 2018 [Docket No. 746] (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed on November 5, 2018, File No. 001-35345)

99.2	Order Confirming the Zonda Debtors’ Amended Joint Plan of Liquidation/Reorganization, as entered by the Bankruptcy Court on January 30, 2019 [Docket No. 881] (incorporated by reference to Exhibit 15.5 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, File No. 001-35345)

*	Filed with this registration statement.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 12, 2019.

PACIFIC DRILLING S.A.

By:	/s/ Bernie G. Wolford Jr.
Name:	Bernie G. Wolford Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernie G. Wolford Jr. or Johannes P. Boots, or either one of them (with full power in each to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Bernie G. Wolford Jr.	Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2019
Bernie G. Wolford Jr.

/s/ Johannes P. Boots Johannes P. Boots	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 12, 2019

/s/ Richard E. Tatum Richard E. Tatum	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 12, 2019

/s/ W. Matt Ralls	Chairman of the Board of Directors	March 12, 2019
W. Matt Ralls

/s/ Daniel Han	Director	March 12, 2019
Daniel Han

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Signature	Title	Date

/s/ Donald Platner	Director	March 12, 2019
Donald Platner

/s/ Kiran Ramineni	Director	March 12, 2019
Kiran Ramineni

/s/ David Weinstein	Director	March 12, 2019
David Weinstein

/s/ John V. Simon	Director	March 12, 2019
John V. Simon

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SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, a duly authorized representative of Pacific Drilling S.A. in the United States, has signed the registration statement in the City of Houston, State of Texas on March 12, 2019.

By:	/s/ Lisa Manget Buchanan
Name:	Lisa Manget Buchanan
Title:	SVP, General Counsel and Secretary

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